Exhibit 3.1

AMENDMENT NO. 1 TO

THE AMENDED AND RESTATED BYLAWS OF

MENLO THERAPEUTICS INC.

Dated April 2, 2020

The Amended and Restated Bylaws of Menlo Therapeutics Inc. (the “Corporation”) are hereby amended by adding the following Section 7.13 in Article 7 thereof:

“7.13 FEDERAL FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to this provision.”

The foregoing is certified as an amendment to the Amended and Restated Bylaws of the Corporation, as approved by the Board of Directors by unanimous written consent, and effective as of April 2, 2020.

By:	/s/ David Domzalski
Name:	David Domzalski
Title:	President and Chief Executive Officer